United States

Securities and Exchange Commission

Washington D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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Brinker Capital Destinations Trust

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BRINKER CAPITAL DESTINATIONS TRUST
1055 Westlakes Drive, Suite 250
Berwyn, Pennsylvania 19312
DESTINATIONS MUNICIPAL FIXED INCOME FUND
September 2, 2020
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION
STATEMENT REGARDING RECENT SUB-ADVISER CHANGE
An Information Statement regarding a recent sub-adviser change related to the Destinations Municipal Fixed Income Fund (the “Fund”), a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.
At a non-in-person meeting held on July 29, 2020, relying on the U.S. Securities and Exchange Commission’s (the “SEC”) orders dated March 13, 2020, March 25, 2020 and June 19, 2020, which conditionally exempts registered investment companies and their investment advisers from the In-Person Voting Requirements of the Investment Company Act of 1940, as amended, the Board of Trustees of the Trust (the “Board”) approved the selection of Seix Investment Advisors LLC (“Seix”) as a sub-adviser for the Destinations Municipal Fixed Income Fund (the “Sub-Adviser”). Over the coming weeks, the new Sub-Adviser will be allocated assets within the Fund by Brinker Capital, Inc. (the “Adviser”), the Fund’s overall investment adviser. The Adviser will continuously monitor the new Sub-Adviser’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and the other sub-advisers.
This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the SEC.
This Notice presents only a brief overview of the changes – the online Information Statement provides more complete information. The Information Statement will be available on the Trust’s website at www.destinationsfunds.com for at least 90 days after you receive this Notice.
A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS MUNICIPAL FIXED INCOME FUND

September 2, 2020

Dear Shareholder,

This Information Statement is being made available to shareholders of the Destinations Municipal Fixed Income Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of a recent portfolio management change for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Brinker Capital, Inc. (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.

We are not asking you for a proxy and you are not required to send us a proxy.

Please take a few minutes to review this Information Statement and thank you for investing in the Fund.

Sincerely,

/s/ Jason B. Moore
Jason B. Moore
President
Brinker Capital Destinations Trust

DESTINATIONS MUNICIPAL FIXED INCOME FUND

Appointment of a New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on July 29, 2020 (the “Meeting”), Brinker Capital, Inc. (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” of the Trust (“Independent Trustee”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved Seix Investment Advisors LLC (“Seix”) as a sub-adviser to the Destinations Municipal Fixed Income Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, Seix makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended Seix as a sub-adviser because it believes that Seix is suited to help the Fund meet its overall investment objective. Seix seeks to achieve an optimal balance of risk and return through a balanced emphasis on duration management, yield curve positioning, sector rotation and security selection.

In considering Seix, the Board received written and oral information from the Adviser and Seix. The Board also met with representatives of the Adviser and Seix and considered information provided by Seix and the Adviser about Seix’s portfolio managers, investment philosophy, strategy and process, as well as other factors. In approving Seix as a sub-adviser to the Fund, the Board evaluated the information provided by the Adviser and Seix regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objectives and policies of the Fund; (iii) the history, reputation, qualifications and background of Seix and its investment personnel and Seix’s financial condition; (iv) the performance record of Seix; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to Seix, including any benefits to be received by Seix in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used this information and other information it deemed relevant, in making its decision to approve Seix as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, based on the information provided by the Adviser and Seix, that the nature, extent and quality of the investment advisory services expected to be provided by Seix were adequate and appropriate in light of the experience and the qualifications of Seix and its investment personnel, Seix’s portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it, how Seix would complement the Fund’s existing sub-advisers, the adequacy and scope of Seix’s compliance program and the Adviser’s recommendation to engage Seix.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by Seix in the management of its portion of the Fund’s assets. The Board took into account the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the sub-advisory fee that, under terms of the proposed sub-advisory agreement, would be payable by the Adviser to Seix, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded that the proposed fee payable to Seix by the Adviser with respect to the Fund assets to be allocated to Seix was reasonable and appropriate. The Board recognized that, because Seix’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of Seix as a sub-adviser for the Fund and determined that the Adviser’s profitability would not be excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and Seix, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees that may be retained by the Adviser to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because Seix’s fee would be paid by the Adviser, and not directly by the Fund, an analysis of economies of scale with respect to Seix was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, economies of scale with respect to Seix were not considered relevant at that time to the Board’s decision to approve the sub-advisory agreement with Seix. The Board also concluded that any other benefits that could be expected to accrue to Seix by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve the sub-advisory agreement with Seix, having determined that the agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with Seix, and Seix began managing the assets of the Fund allocated to it by the Adviser on August 6, 2020. The Adviser determined that the initial target percentage of the Fund’s assets allocated to Seix would be approximately 50%.

The New Sub-Advisory Agreement

The terms of the new sub-advisory agreement with Seix are substantially similar to the terms of the agreements with the other sub-advisers to the Fund, except for the sub-advisory fee rate payable by the Adviser to Seix.

Under the new sub-advisory agreement, Seix makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Seix discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The new sub-advisory agreement is dated July 29, 2020 and has an initial term ending July 29, 2022. Thereafter, the continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the Independent Trustees.

For its services to the Fund under the sub-advisory agreement, Seix receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to Seix. As a result of the addition of Seix as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund decreased by 1 basis point from 16 basis points to 15 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 39 basis points. The total advisory fee retained by the Adviser continues to be limited by a contractual fee waiver pursuant to an agreement that shall remain in effect until June 30, 2021.

Additional Information about Seix

Seix is located at 1 Maynard Drive Suite 3200, Park Ridge NJ 07656. Seix is registered with the SEC as an investment adviser. Seix is a wholly owned affiliate of Virtus Investment Partners.

Listed below are names and titles of each principal executive officer and portfolio manager. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at Seix, is the same as that of Seix.

Name	Title
Ronald H. Schwartz, CFA	Senior Portfolio Manager-Tax Exempt
Dusty L. Self	Senior Portfolio Manager-Tax Exempt
Deirdre Dillon	Counsel, Chief Compliance Officer & AMLCO
James Keegan	Chief Investment Officer
George Aylward	Chief Executive Officer
Michael Angerthal	Executive Vice President, Chief Financial Officer
Wendy Hills	Executive Vice President, General Counsel and Secretary

Comparable Funds

Seix currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations Municipal Fixed Income Fund.

Payments of Commissions to Affiliated Brokers

During the Fund’s most recently completed fiscal year ended February 29, 2020, the Fund did not pay any brokerage commissions to brokers who are affiliated persons of the Fund.

Purchases of Seix’s Securities by the Trustees

As of August 1, 2020, no Trustee of Seix or the Trust has purchased or sold any securities of the current or former parent entities of Seix.

OTHER INFORMATION

Adviser

Brinker Capital, Inc. serves as Adviser of the Fund and is located at 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania, 19312.

Distributor

The Trust’s distributor, Foreside Fund Services, LLC, is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Trust’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.